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                                                                      EXHIBIT 99


               LIFE TECHNOLOGIES ANNOUNCES DIRECTOR RESIGNATIONS


ROCKVILLE, Md., Nov. 5--Life Technologies, Inc. (Nasdaq: LTEK) announced today that Frank E. Samuel, Jr. and Iain C. Wylie have resigned as members of the Company's board of directors, effective November 3, 1998. In statements to the Company's board of directors submitted in connection with their resignations, Messrs. Samuel and Wylie indicated that they believe they are unable to fulfill their obligation to the Company's public stockholders in light of the disbandment of the special committee of independent directors, which was formed to evaluate a proposal by Dexter Corporation to purchase all shares of the Company not owned by it for a price of $37 per share in cash. Messrs. Samuel and Wylie, who were two of the three members of the special committee, also noted their views of Dexter's actions in connection with its proposal as a reason for their resignations. The statements of Messrs. Samuel and Wylie also indicate why the special committee, prior to disbandment, did not recommend that the Company's public stockholders accept Dexter's July 7, 1998 proposal. The statements of Messrs. Samuel and Wylie will be filed as exhibits to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission in the time prescribed by law.

Life Technologies develops, manufactures and supplies more than 3,000 products used principally in life science research and commercial manufacture of genetically engineered products. The Company is a leading supplier of sera and other cell growth media, as well as enzymes and other biological products necessary for recombinant DNA procedures.